Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is not an offer to sell or the solicitation of an offer to buy any securities and neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States or to any US persons. Securities may not be offered or sold in the United States absent registration or an exemption from registration, and the securities described herein will be sold in accordance with all applicable laws and regulations.

CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)

FULL CONVERSION OF

US$1,000,000,000 ZERO COUPON CONVERTIBLE BONDS DUE 2009

BY SK TELECOM CO., LTD.

The Board hereby announces that SKT, the sole holder of the Convertible Bonds, served the Conversion Notice on the Company on 20 August 2007 to convert the Convertible Bonds in full into the Conversion Shares at HK$8.63 per Share. As a result, the Company will allot and issue the Conversion Shares to SKT.

Reference is made to the announcements issued by the Company dated 20 June 2006 and 5 July 2006 in relation to the Bonds Issue and the completion thereof, respectively.

FULL CONVERSION OF THE CONVERTIBLE BONDS

The Board hereby announces that SKT, the sole holder of the Convertible Bonds, served the Conversion Notice on the Company on 20 August 2007 to convert the Convertible Bonds in full into the Conversion Shares at HK$8.63 per Share. As a result, the Company will allot and issue the Conversion Shares to SKT.

The following table summarises the effects on the shareholding structure of the Company as a result of the issue of the Conversion Shares to SKT:

	Immediately before the issue of the Conversion Shares		Immediately after the issue of the Conversion Shares
Name of Shareholder	Number of Shares ‘000	% of issued share capital of the Company	Number of Shares ‘000	% of enlarged issued share capital of the Company
China Unicom (BVI) Limited	9,725,000	76.49%	9,725,000	71.43%

Public:
SKT	—	—	899,745	6.61%
Others	2,989,047	23.51%	2,989,047	21.96%

Total Public	2,989,047	23.51%	3,888,792	28.57%

Total	12,714,047	100.00%	13,613,792	100.00%

TERMS USED IN THIS ANNOUNCEMENT

Bonds Issue	the subscription and issue of the Convertible Bonds with an initial aggregate principal amount of US$1,000,000,000 in accordance with the Subscription Agreement.

Company	China Unicom Limited.

Conversion Notice

the notice of conversion in full of the Convertible Bonds into the Conversion Shares dated 20 August 2007, which was delivered by SKT to the Company pursuant to the terms and conditions of the Convertible Bonds.

Conversion Shares	899,745,075 Shares to be allotted and issued by the Company upon conversion of the Convertible Bonds.

Convertible Bonds	the zero coupon convertible bonds due 2009 of an initial aggregate principal amount of US$1,000,000,000, convertible into the Shares of the Company.

Listing Rules	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

Share(s)	ordinary shares of HK$0.10 each in the share capital of the Company.

SKT	SK Telecom Co., Ltd., a company incorporated in Korea with limited liability.

Subscription Agreement	The subscription agreement, dated 20 June 2006, entered into between the Company and SKT.

By Order of the Board of China Unicom Limited Chu Ka Yee Company Secretary

Hong Kong, 20 August 2007

As at the date of this announcement, the Board of the Company comprises:

Executive directors:	:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive director	:	Lu Jianguo

Independent non-executive directors	:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming